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                                                                    Exhibit 10.1

                           BAXTER INTERNATIONAL INC.
                          1999 SHARED INVESTMENT PLAN


1. Purpose. The 1999 Shared Investment Plan ("Plan"), of Baxter International Inc. ("Baxter"), is adopted pursuant to the Baxter International Inc. 1998 Incentive Compensation Program ("1998 Program") to facilitate the immediate purchase, by the senior managers of Baxter and its subsidiaries (collectively, the "Company"), of Baxter's common stock, $1.00 par value ("Common Stock"). The purchases facilitated by the plan are intended to achieve the following specific purposes:

        a) more closely align senior managers' financial rewards with the financial rewards realized by all other holders of the Common Stock;

        b) increase senior managers' motivation to manage the Company as owners; and

        c) increase the ownership of Common Stock among senior managers of the Company.

2. Eligibility. To be eligible to participate in the Plan, the individual must have been granted an option to purchase a specified number of shares of Common Stock ("Stock Option") at a meeting of the Compensation Committee of Baxter's Board of Directors held on May 3, 1999 ("Eligible Employee").

3. Participation. To become a Plan participant ("Participant"), an Eligible Employee must satisfy the following requirements:

        a) submit a completed, signed and irrevocable agreement to exercise all or a portion of the Stock Option, subject to the terms and conditions of the Stock Option Plan adopted on May 3, 1999 by the Compensation Committee;

        b) complete, sign, and submit all necessary agreements and other documents relating to the loan described in Section 4 below, including an agreement to reimburse Baxter for amounts it pays on behalf of the Participant and for the portion of the gain on the sale of the Purchased Shares (as defined below) which is payable to Baxter pursuant to such agreement ("Reimbursement Agreement"); and

        c) satisfy all other conditions of participation specified in the Plan.

     The agreements and other documents specified in subsections 3(a), (b) and
     (c) must be in such forms and must be submitted at such times and to such Company offices as specified by the Committee or its designee(s). No Eligible Employee is required to participate in the Plan.

4. Payment of Exercise Price. Each Participant must deliver in cash 100% of the exercise price of the shares, with respect to which the Stock Option is exercised ("Purchased Shares"), within three days after the option exercise date ("Exercise Date"). The Purchased Shares will not be issued to the Participant until Baxter has received such payment. The payment must be made at the time, place and manner specified by the Committee or its designee(s).
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     Baxter has arranged the opportunity for each Participant to obtain a loan through a syndicate of banks agented by The First National Bank of Chicago ("Banks") to fund the purchase of the Purchased Shares. Each Participant must sign a letter of direction which directs all loan proceeds to be paid directly to Baxter in payment of the Purchased Shares. Each Participant is responsible for satisfying all of the lending requirements specified by the Banks to qualify for the loan. Each Participant is fully obligated to repay to the Banks all principal, interest, and any prepayment fees on the loan when due and payable.

5. Registration of Shares. The Purchased Shares will be registered in the name of the Participant and held in an uncertificated account.

6. Shareholder Rights. The Purchased Shares may be authorized and unissued shares or shares issued from treasury shares. Each Participant will have all of the rights of a shareholder with respect to the Purchased Shares, including the right to vote the shares and the right to receive all dividends paid on the shares. Unless otherwise directed by a Participant, Baxter will deliver all such dividends directly to the Banks for payment of loan principal or interest.

7. Sale of Purchased Shares. Each Participant is permitted to sell, pledge or otherwise dispose of all or any portion of the Purchased Shares at any time. Except for as specified in Sections 9 and 10, no Participant is entitled to any gain on any of the Purchased Shares sold before the first anniversary of the Exercise Date. In accordance with the Reimbursement Agreement, such gain must be paid to Baxter simultaneously with the sale. If there is any loss on any of the Purchased Shares sold before the first anniversary of the Exercise Date, the Participant is responsible for 100% of the loss, except as specified in Section 9.

8. Risk Sharing. In accordance with the Reimbursement Agreement, if the Participant remains employed by Baxter or one of its subsidiaries until the first anniversary of the Exercise Date, certain risk sharing provisions will apply. The risk sharing on the Purchased Shares will be allocated as follows:

        a) if any portion of the Purchased Shares is sold before the third anniversary of the Exercise Date, the Participant

           1) is responsible for 100% of the loss on that portion of the Purchased Shares; and

           2) is entitled to receive 50% of the gain on that portion of the Purchased Shares.

        b) if any portion of the Purchased Shares is sold on or after the third anniversary of the Exercise Date, the Participant

           1) is responsible for 50% of the loss on that portion of the Purchased Shares; and

           2) is entitled to receive 100% of the gain on that portion of the Purchased Shares.
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     For purposes of the Plan, gain and loss will be measured by the difference between the purchase price of the Purchased Shares and the sale price of the Purchased Shares.

     Baxter's agreement to make any payment in respect of losses under this
     Section 8 will apply only to such Purchased Shares as are sold by the Participant and the proceeds from which sale are applied to repayment of the loan.

9. Death or Disability. If a Participant's employment with the Company terminates, at any time while his or her loan under Section 4 is outstanding, because of the Participant's death or disability, the Participant (or the Participant's representative in the case of death) remains free to sell all or any portion of the Purchased Shares, subject to the Participant's Reimbursement Agreement. Upon the death of a Participant, his or her loan may become immediately due and payable, at the discretion of the Banks. With respect to the Purchased Shares sold after the Participant's employment termination due to death or disability, and while his or her loan under Section 4 is outstanding, the Participant (or the Participant's estate in the case of death) is not responsible for any loss on the sale of the Purchased Shares but is entitled to receive 100% of the gain on the sale of the Purchased Shares, in accordance with the Reimbursement Agreement. This Section 9 has no effect on a deceased or disabled Participant's sale of Purchased Shares before the Participant's employment termination due to death or disability or after the Participant's loan under Section 4 has been repaid.

10. Employment Termination by Transaction. If a Participant's employment with the Company terminates because of an acquisition, divestiture, merger, spin-off or similar transaction ("Transaction"), the Participant will be deemed to have remained employed by Baxter or one of its subsidiaries until the first anniversary of the Exercise Date, for purposes of the risk sharing provisions of Section 8, without regard to his actual employment termination date. In all other respects, the Participant whose employment is terminated because of a Transaction will remain subject to all of the terms and conditions of the Plan.

11. Other Employment Termination. If a Participant's employment with the Company terminates for any reason other than death or disability under
     Section 9, or pursuant to a Transaction or a Change in Control (as defined in the 1998 Program), the following will apply:

        a) if the Participant's employment with the Company terminates on or after the first anniversary of the Exercise Date, he or she will remain subject to all of the terms and conditions of the Plan, as if his or her employment had not terminated, including specifically the risk sharing provisions of Section 8.

        b) if the Participant's employment with the Company terminates before the first anniversary of the Exercise Date, and the Participant sells any portion of the Purchased Shares before the first anniversary of the Exercise Date, he or she is:

           1) responsible for 100% of the loss on the sale of the Purchased Shares; and
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        2)  100% of the gain must be paid to Baxter simultaneously with the sale.

12. Risk Sharing Implementation. If a Participant sells any portion of the Purchased Shares at a loss (as determined by the provisions of Section 8) while his or her loan under Section 4 is outstanding, and if the Participant is responsible for less than 100% of that loss under the provisions of the Plan, Baxter will assume the portion of the loss for which the Participant is not responsible. Baxter will assume its portion of the loss by delivering cash equal to such portion ("Risk Sharing Payment") directly to the Participant simultaneously with the repayment of the Participant's loan under Section 4. Baxter anticipates that the Risk Sharing Payment will constitute compensation to the Participant, subject to applicable tax withholding and reporting. Baxter also intends to take a tax deduction for the Risk Sharing Payment as compensation in the year in which it is paid. If Baxter determines that it is not entitled to a current tax deduction for the Risk Sharing Payment with respect to any Participant, the Committee has the discretion to implement a deferred compensation agreement to the extent necessary or desirable to secure Baxter's related tax deduction.

13. Loan Guarantee. Baxter will guarantee repayment to the Banks of 100% of all principal, interest, prepayment fees and other obligations of each Participant under such Participant's loan described in Section 4. The Baxter loan guarantee is a condition to the loan arrangement Baxter has made with the Banks. The terms and conditions of the guarantee are as agreed by Baxter and the Banks. Each Participant is fully obligated to repay to the Banks all principal, interest, and other amounts on the loan when due and payable. Baxter may take all action relating to the Participant and his or her assets, which the Committee deems reasonable and necessary, to obtain full reimbursement for amounts Baxter pays to the Banks under its guarantee related to the Participant's loan, in excess of the Risk Sharing Payment it is obligated to make under Section 12 ("Loan Default").

14. Change in Control. In the event of a Change in Control, each Participant employed by the Company immediately before the Change in Control will be deemed to have been employed by the Company until the first anniversary of the Exercise Date, for purposes of the risk sharing provisions of Section 8, and the Participant will be deemed to have sold the Purchased Shares after the third anniversary of the Exercise Date for purposes of Section 8(b).

15. Effect of Program. The Plan is governed by the provisions of the 1998 Program, except as otherwise expressly stated in the Plan.

16. Change of Law. As of May 3, 1999, the United States laws governing the Banks do not allow Baxter or the Banks to require that possession of the Purchased Shares be maintained by Baxter or the Banks. Also, those laws currently do not allow Baxter or the Banks to restrict the timing or the method of sale of the Purchased Shares. Because Baxter will guarantee repayment to the Banks of 100% of all principal, interest, prepayment fees and other obligations of each Participant under such Participant's loan described in Section 4, Baxter has a legitimate interest in maintaining possession of the Purchased Shares and restricting their sale until all
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     Participant obligations under the loan and Reimbursement Agreement are satisfied. If the applicable laws change to allow Baxter to require its possession of the Purchased Shares or to restrict the sale of the Purchased Shares, each Participant with an outstanding loan under Section 4, or an outstanding obligation under the Reimbursement Agreement, agrees to surrender possession of such of the Purchased Shares as he or she shall then own to Baxter and to allow Baxter to restrict the timing and the method of sale of the Purchased Shares. Such surrender must occur within 14 calendar days after the Participant receives written notice to do so by Baxter. Surrender of possession of the Purchased Shares, as described in this Section 16, will not change the Participant's obligations in the Plan, the loan documents or the Reimbursement Agreement.

17. Amendment. The Committee may amend the Plan at any time subject to the limitations in Section 11.9 of the 1998 Program.